UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Angie’s List, Inc.

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ANGIE’S LIST, INC.
1030 East Washington Street
Indianapolis, Indiana 46202

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 9, 2015

To the Stockholders of Angie’s List, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Angie’s List, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 9, 2015, at 10:00 a.m. local time, at The Columbia Club, 121 Monument Circle, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect two Class I directors to hold office until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers;

4.	To approve the 2015 Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors has fixed the close of business on April 13, 2015 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and FOR the approval of the 2015 Employee Stock Purchase Plan as described in Proposal No. 4 of the Proxy Statement.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, we urge you to mark, date, and sign your proxy card, and promptly return it by mail or follow the alternative voting procedures described in the proxy materials or the proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Chief Legal Officer & Corporate Secretary

Indianapolis, Indiana
April 30, 2015

ANGIE’S LIST, INC.
1030 East Washington Street
Indianapolis, Indiana 46202

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
June 9, 2015

The Board of Directors of Angie’s List, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 9, 2015, at 10:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at The Columbia Club, 121 Monument Circle, Indianapolis, Indiana 46204. We intend to mail this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders on or about April 30, 2015, to stockholders of record at the close of business on April 13, 2015 (the “Record Date”). The only voting securities of Angie’s List are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 58,516,677 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority of the shares outstanding of common stock entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Angie’s List, Inc. as the “Company,” “Angie’s List,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Angie’s List’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2014 (“fiscal 2014”), accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2014 that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also available on our “Investor Relations” website at investor.angieslist.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND
ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, namely,

•	the election of two Class I directors to serve until our 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by non-binding advisory vote, of the compensation of our named executive officers;

•	the approval of the 2015 Employee Stock Purchase Plan; and

•	any other matters that may properly be presented at the annual meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 13, 2015 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 58,516,677 shares of common stock outstanding and entitled to vote (excluding any treasury shares).

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 13, 2015, your shares were registered directly in your name with Angie’s List’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on April 13, 2015, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

How do I vote?

For the election of directors, you may either vote “For” the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the appointment of our independent auditors, the advisory vote on executive compensation, and with respect to the approval of the employee stock purchase plan, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, follow the instructions provided on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the proxy is exercised at the Annual Meeting.

Stockholder of Record

If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy (by Internet, telephone or mail) with a later date.

•	You may send a written notice that you are revoking your proxy to Angie’s List’s Corporate Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202.

•	You may attend the Annual Meeting and vote in person. Simply attending will not, by itself, revoke your proxy.

Beneficial Owner

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What are the recommendations of the Board?

Our Board recommends that you vote:

“FOR” the election of the two Class I director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

“FOR” approval of the compensation of the named executive officers;

"FOR" approval of the 2015 Employee Stock Purchase Plan.

What if I return a proxy card but do not make specific choices?

Stockholder of Record

If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees and “FOR” Proposals Nos. 2, 3 and 4. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner

If you are a beneficial owner of Angie’s List shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors, advisory votes on the compensation of our named executive officers and the approval of the 2015 Employee Stock Purchase Plan (Proposals Nos. 1, 3 and 4). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

How are abstentions and broker non-votes treated?

With respect to Proposal No. 1, the election of directors, directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. This means that the two directors receiving the highest number of votes will be elected. With respect to Proposals Nos. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

In accordance with Delaware law, only votes cast “For” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, as approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposals Nos. 2, 3 and 4, will have the same effect as an “Against” vote.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals Nos. 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present and, with regard to Proposals Nos. 2, 3 and 4, whether those Proposals are approved. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 58,516,677 shares issued and outstanding and entitled to vote. Accordingly, at least 29,258,339 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card is properly submitted by you or on your behalf. Votes “For,” “Withhold” and “Against,” and proxies received but marked as “abstentions” and “broker non-votes,” will each be counted as present for purposes of determining the presence of a quorum. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Who counts the votes?

Computershare, Inc. (“Computershare”) is engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, bank or other agent, that organization returns one proxy card to Broadridge Financial Services, Inc. (“Broadridge”) or directly to Computershare, if there is no affiliation with Broadridge, on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We hired Alliance Advisors to help us solicit proxies. We expect to pay Alliance Advisors., LLC a fee of $18,500 for these services, and we will reimburse certain out-of-pocket expenses.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2015 to Angie’s List’s Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202. If you wish to submit a proposal that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 10, 2016 and March 11, 2016; provided that if the date of the annual meeting is earlier than May 10, 2016 or later than August 18, 2016, you must give notice no earlier than 120 days prior to such annual meeting date and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day of public announcement of the annual meeting by Angie’s List. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation currently provides for a Board of Directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of nine directors, divided into the following three classes:

•	Class I directors: John H. Chuang and William S. Oesterle, whose current terms will expire at the annual meeting of stockholders to be held this June;

•	Class II directors: John W. Biddinger, Angela R. Hicks Bowman, Steven M. Kapner and David B. Mullen, whose current terms will expire at the 2016 annual meeting of stockholders; and

•	Class III directors: Mark Britto, Michael S. Maurer and Susan E. Thronson, whose current terms will expire at the 2017 annual meeting of stockholders.

The two Class I directorships are up for election at the 2015 annual meeting of stockholders. Messrs. Chuang and Oesterle were nominated to serve as Class I directors and each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The nominees were selected by the Board upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of the date hereof and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since

Class I Directors whose terms expire at the 2015 Annual Meeting of Stockholders
William S. Oesterle	49	Chief Executive Officer and Director	1995
John H. Chuang (3)	49	Chairman of the Board	1996

Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders
John W. Biddinger (1)(3)	74	Director	2006
Angela R. Hicks Bowman	42	Chief Marketing Officer and Director	2013
Steven M. Kapner (2)	49	Director	2008
David B. Mullen (1)	64	Director	2014

Class III Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Mark Britto (2)(3)	50	Director	2011
Michael S. Maurer (1)(3)	72	Director	2012
Susan E. Thronson (1)(2)	53	Director	2012

(1) Member of the Audit Committee of the Board.
(2) Member of the Compensation Committee of the Board.
(3) Member of the Nominating and Corporate Governance Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

William S. Oesterle, our co-founder, has served as our Chief Executive Officer since January 1999 and has served on our Board since our inception in June 1995. Mr. Oesterle recently announced his retirement from the Company and will remain as CEO and serve on the Board, if elected, until his successor is appointed. Since 2007, Mr. Oesterle has served on the board of directors of The National Bank of Indianapolis Corporation. He also took on additional outside responsibilities from July 2003 until December 2004 when he managed the political campaign of Indiana Governor Mitch Daniels. Prior to joining us, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm from January 1994 to December 1998. Mr. Oesterle holds a Bachelor of Science in Economics from Purdue University and a Master of Business Administration from Harvard Business School. We believe Mr. Oesterle is qualified to serve on our Board due to the perspective, leadership and operational experience he brings as our Chief Executive Officer as well as the historical knowledge and continuity he brings as our co-founder.

John H. Chuang has served on our Board since April 1996. Mr. Chuang co-founded, and since 1986 has served as Chief Executive Officer of, Aquent LLC, a leading marketing staffing firm. Mr. Chuang holds a Bachelor of Arts in Economics and a Master of Business Administration, both from Harvard University. We believe Mr. Chuang is qualified to serve on our Board due to his leadership and business development experience, his broad understanding of the operational, financial and strategic issues facing growing companies and the perspective he brings as an affiliate of our largest stockholder.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

John W. Biddinger has served on our Board since April 2006. Mr. Biddinger has served on the board of directors at City Financial Corporation, an Indianapolis-based investment banking firm, since 1981 and has served as Managing Director of City Investment Group, LLC since July 2005. Mr. Biddinger currently serves on the boards of directors of a number of privately-held companies. Mr. Biddinger joined City Securities Corporation in 1963 and held various securities-related positions before becoming President in 1979, a position that he held until 1980. Mr. Biddinger was also President of Biddinger Investment Capital Corporation, a leveraged buy-out firm, from 1981 to 1999. Mr. Biddinger holds a Bachelor of Science in Business from Indiana University. We believe Mr. Biddinger is qualified to serve on our Board due to his extensive investment and securities experience as well as his experience serving on the boards of other companies.

Angela R. Hicks Bowman, who goes by Angie Hicks, is our co-founder, has served as our Chief Marketing Officer since May 2000 and has served on our Board since March 2013. As the sole employee in June 1995, Ms. Hicks Bowman started what would become Angie’s List in Columbus, Ohio, serving as President from our inception in June 1995 until December 1998. She took a leave of absence from her position as President from December 1998 to May 2000 to pursue a Master of Business Administration. Ms. Hicks Bowman holds a Bachelor of Arts in Economics from DePauw University and a Master of Business Administration from Harvard Business School. We believe Ms. Hicks Bowman is qualified to serve on our Board due to the leadership and operational experience she brings as our Chief Marketing Officer, the historical knowledge and continuity she brings as our co-founder and her unique perspective as the public face of the Company.

Steven M. Kapner has served on our Board since April 2007. Mr. Kapner currently serves as Managing Director of Aquent LLC, a leading marketing staffing firm, which he co-founded in 1986. At Aquent, he has held various positions, including Chief Financial Officer, General Manager of an internal technology start-up, and President of two operating divisions. He currently runs Aquent’s operations in Japan. He has managed venture capital investments for Harvard University’s endowment fund and worked as a strategy consultant for the Boston Consulting Group. Mr. Kapner holds a Bachelor of Arts in History and a Master of Business Administration, both from Harvard University. We believe Mr. Kapner is qualified to serve on our Board due to his deep operating and leadership experience, his financial management experience as Aquent’s Chief Financial Officer and his global perspective.

David B. Mullen has served on our Board since June 2014. Mr. Mullen formerly served as the Executive Vice President and Chief Financial Officer of NAVTEQ Corporation from 2002 to 2010. Prior to joining NAVTEQ Corporation, Mr. Mullen served as President and Chief Financial Officer of Allscripts Healthcare Solutions, Inc. Mr. Mullen currently serves on the board of directors of Mattersight Corporation, where he is a member of the Audit Committee. Mr. Mullen holds a Bachelor of Arts degree from Princeton University and a Master of Business Administration from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant. We believe Mr. Mullen is qualified to serve on our Board due to his extensive financial, senior management and board experience with public companies.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Mark Britto has served on our Board since September 2011. Mr. Britto currently serves as President and Chief Executive Officer of Boku, Inc., a mobile online payments company, a position he has held since January 2009. He also currently serves on the boards of directors of a number of privately-held technology companies. Prior to joining Boku, Inc., Mr. Britto served as President and Chief Executive Officer of Ingenio Inc., a service marketplace and performance advertising company acquired by AT&T Inc. in 2007, from July 2002 to December 2008. In 1998, Mr. Britto co-founded Accept.com Financial Services Corporation, an online payments company that was acquired by Amazon.com, Inc. in June 1999. From June 1999 until June 2002, Mr. Britto served as Senior Vice President, Worldwide Services and Sales, at Amazon. Mr. Britto began his career in senior credit and risk management roles at First USA and NationsBank, N.A. Mr. Britto holds a Bachelor of Science in Industrial Engineering and Operations Research and a Masters of Science in Operations Research, both from the University of California, Berkeley. We believe that Mr. Britto is qualified to serve on our Board due to his experience as Chief Executive Officer of technology companies, including an online payment company, and his perspective as a Silicon Valley technology entrepreneur.

Michael S. Maurer has served on our Board since February 2012. Mr. Maurer has served as Chairman of the Board of The National Bank of Indianapolis Corporation, a financial institution he founded in 1993, and its wholly-owned subsidiary, The National Bank of Indianapolis, since 1993. He also has served as Chairman of the Board of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, since 1990, where he also served as Chief Executive Officer from 1990 to 2014. Since 2013, Mr. Maurer has served as Chairman of the Board of Arcamed, LLC. Also since 2013, Mr. Maurer has served as a member of the board of directors for Home Health Depot. Mr. Maurer served as President of the Indiana Economic Development Corporation from 2005 to 2006 and also served as Indiana Secretary of Commerce in 2006. From 1991 to 1992, he served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana, a financial institution. Mr. Maurer was self-employed as an attorney from 1969 to 1988. Mr. Maurer holds a Bachelor of Science in accounting from the University of Colorado and a Juris Doctor degree from the Indiana University Maurer School of Law. He successfully completed the CPA examination. We believe that Mr. Maurer is qualified to serve on our Board due to his financial experience as well as his extensive leadership experience serving on the boards of other companies.

Susan E. Thronson has served on our Board since November 2012. Ms. Thronson has served on Board of Sonic Corp. since April, 2015. Ms. Thronson served as Senior Vice President, Global Marketing, at Marriott International, Inc., a worldwide operator, franchisor and licensor of hotels and corporate housing properties, a position she held from July 2005 to July 2013. At Marriott, Ms. Thronson held a variety of marketing management positions, including Senior Vice President, International Marketing, International Lodging Organization, from January 1997 to June 2005. Prior to joining Marriott, Ms. Thronson served as an Account Supervisor at McCann-Erickson Worldwide. Ms. Thronson holds a Bachelor of Arts in Journalism from the University of Nevada-Reno. We believe that Ms. Thronson is qualified to serve on our board of directors due to her extensive global and brand marketing expertise as well as her leadership experience working with global operations.

EXECUTIVE OFFICERS

Our executive officers (other than Mr. Oesterle and Ms. Hicks Bowman) and their ages as of the date hereof and positions are as follows:

Name	Age	Position
Thomas R. Fox	40	Chief Financial Officer
J. Mark Howell	50	Chief Operating Officer
Patrick D. Brady	59	President, Marketplace
Shannon M. Shaw	40	Chief Legal Officer & Corporate Secretary
Charles Hundt	41	Chief Accounting Officer

Thomas R. Fox has served as our Chief Financial Officer since September 2013. Mr. Fox most recently worked for NOKIA, a global leader in mobile communications, as Senior Director, Business Planning and Operations, where he was responsible for developing product-level profitability models to guide investment decision-making. Prior to joining NOKIA in 2012, Mr. Fox worked for NAVTEQ Corporation, a leading provider of comprehensive digital map information, which was acquired by NOKIA in 2008. Mr. Fox held various executive and managerial positions at NAVTEQ beginning in 2002, including Vice President of Product Management, Vice President of Sales Strategy and Operations, Director of Investor Relations and Manager of Corporate Finance and Business Planning. Before joining NAVTEQ, Mr. Fox was a research analyst for Lincoln Capital Management Company, and prior to that, he was an analyst with the investment banking division of Credit Suisse. Mr. Fox holds a Bachelor of Business Administration in Finance and Economics from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

J. Mark Howell has served as our Chief Operating Officer since March 2013. Prior to joining us, Mr. Howell served at Ingram Micro, Inc., a wholesale provider of technology products and supply chain services, as President of Ingram Micro North America Mobility, where he was responsible for managing the company’s mobility operations and activities in the United States and Canada. Prior to joining Ingram Micro in the fall of 2012 when Ingram acquired BrightPoint, Inc., a distributor of mobile devices for phone companies, Mr. Howell held various executive positions at BrightPoint since 1994, including President, BrightPoint Americas, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Before joining BrightPoint, he held the position of Corporate Controller for ADESA Corporation, and before that, he was an accountant with Ernst & Young LLP. Mr. Howell has served as a member of the board of directors and on the audit committee for KAR Auction Services, Inc. since January 1, 2015. Mr. Howell holds a Bachelor of Business Administration from the University of Notre Dame.

Patrick D. Brady has served as our President of Marketplace since May 2013. Prior to joining us, he served as Chief Executive Officer of Stoneacre Partners LLC, an operating platform focused on securing, creating, building and managing businesses that seek to monetize consumer affinity and brand relationships, since its formation in 2002. From 1989 to 2001, Mr. Brady served in several roles, including President, Chief Operating Officer, Chief Financial Officer and Chief Executive Officer, of Cyrk, Inc., an affinity and loyalty marketing company. Prior to that, Mr. Brady held various investment banking positions at commercial banks. Mr. Brady holds a Bachelor of Arts degree in General Studies from Harvard University and a Master of Business Administration from Harvard Business School.

Shannon M. Shaw has served as our General Counsel since September 2011 and our Corporate Secretary since March 2012. Prior to joining us, Ms. Shaw was a labor and employment attorney, most recently as Of Counsel, at Barnes & Thornburg, LLP, a law firm, from September 2003 to September 2011, where she litigated on behalf of companies and advised national and local companies on compliance with federal and state labor and employment laws. Ms. Shaw served as Media Relations Coordinator at Clarian Health Partners, a large hospital conglomerate, from 1997 to 2000, where she worked in media and public relations. Ms. Shaw holds Bachelors of Arts in both journalism and political science from Indiana University and a Juris Doctor from Indiana University School of Law.

Charles Hundt has served as our Chief Accounting Officer since May 2014. Prior to his appointment as Chief Accounting Officer, Mr. Hundt served as our Controller since August 2007. Mr. Hundt also served as our interim Chief Financial Officer from April 2013 to September 2013 and as our interim principal financial officer from May 2010 to May 2011. He previously served as our Director of Accounting from August 2005 to August 2007. Prior to joining us, Mr. Hundt worked at Katz, Sapper & Miller, a regional accounting firm, most recently as Manager, from August 1997 to August 2005. Mr. Hundt holds a Bachelor of Science degree and a Master of Accountancy degree, both from Manchester College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our business and affairs are managed under the direction of the Board. The current members of the Board are John W. Biddinger, Mark Britto, John H. Chuang, Angela R. Hicks Bowman, Steven M. Kapner, Michael S. Maurer, David B. Mullen, William S. Oesterle and Susan E. Thronson.

The Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chuang and Oesterle, and their terms will expire at the annual general meeting of stockholders to be held in 2015;

•	the Class II directors are Ms. Hicks Bowman and Messrs. Biddinger, Kapner and Mullen, and their terms will expire at the annual general meeting of stockholders to be held in 2016; and

•	the Class III directors are Messrs. Britto and Maurer and Ms. Thronson, and their terms will expire at the annual general meeting of stockholders to be held in 2017.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Responsibilities and Risk Oversight

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our major financial objectives, plans and actions and reviewing the performance of the Chief Executive Officer and other members of management based on reports from the compensation committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our governance, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

Generally, various committees of the Board oversee risks associated with their respective areas of responsibility and expertise. The audit committee of the Board discusses with management our policies with respect to risk assessment and management, our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, the compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the Board (as further described under “Board Leadership”). The Board is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full Board.

Board Leadership

We are focused on our corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except William S. Oesterle, our Chief Executive Officer, and Angela R. Hicks Bowman, our Chief Marketing Officer, are “independent” as defined under the NASDAQ listing standards. Our Board acts independently of management and regularly holds independent director sessions without members of management present.

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the Board, or if the Chairman of the Board is not otherwise independent. The lead independent director would preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our Board may otherwise determine and delegate. As our Board has determined that Mr. Chuang, the Chairman of the Board, is an independent director, our Board has not appointed a lead independent director. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Under our corporate governance guidelines, committee members are appointed by our Board based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees to facilitate the management of our business.

Audit Committee

The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing;

•	serving as a qualified legal compliance committee to review reports and violations of law; and

•
appointing and evaluating the independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the audit committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The current members of our audit committee are Messrs. Biddinger, Maurer and Mullen and Ms. Thronson, with Mr. Mullen serving as the committee’s chairman. Messrs. Biddinger, Maurer and Mullen and Ms. Thronson are “independent” as defined under the NASDAQ listing standards, and all four directors are “independent” as defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ. Our Board has determined that Mr. Biddinger and Mr. Mullen are both audit committee “financial experts,” as that term is defined by the applicable rules of the SEC. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

Compensation Committee

The primary functions of the compensation committee are:

•	reviewing key employee compensation policies, plans and programs;

•	determining, or recommending to the Board for determination, the compensation of our Chief Executive Officer and each of our other executive officers;

•	monitoring performance of our employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	reviewing and approving any incentive compensation and equity-based plans and the grants thereunder.

A detailed list of the compensation committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our compensation committee are Messrs. Britto and Kapner and Ms. Thronson, with Mr. Britto serving as the committee’s chairman. Messrs. Britto and Kapner and Ms. Thronson are “independent” as defined under the NASDAQ listing standards. For further information about the compensation committee’s process for determining executive compensation, including the role of the executive officers and the compensation committee’s use of an independent consultant, see the section captioned “Executive Compensation—Compensation Discussion and Analysis” herein.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board;

•	considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board; and

•	considering and recommending to the Board other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our nominating and corporate governance committee are Messrs. Britto, Biddinger, Chuang and Maurer, with Mr. Britto serving as the committee’s chairman. Messrs. Britto, Biddinger, Chuang and Maurer are “independent” as defined under the NASDAQ listing standards.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee consider various criteria, including a candidate’s relevant business skills and experiences, personal and professional integrity, ethics and values, experience in corporate management, including serving as an officer or former officer of a publicly-held company and experience as a board member of another publicly-held company. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Candidates are identified through a variety of sources, including current and past members of the Board, our officers, individuals personally known by the members of the Board and research. The nominating and corporate governance committee will consider director candidates recommended by stockholders when the recommendations are properly submitted. For a stockholder to make a nomination for election to the Board at an annual meeting, the stockholder must provide notice to us, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, no earlier than 120 days and no later than 70 days prior to the date of the annual meeting or the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. As set forth in our Bylaws, submissions must include for each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be being named in the proxy statement as a nominee and to serving as a director if elected. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review our Bylaws, as amended and restated to date, a copy of which is available, without charge, from our Corporate Secretary at 1030 East Washington Street, Indianapolis, Indiana 46202.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met eight times during the last fiscal year. The audit committee of the Board met thirteen times, the compensation committee of the Board met six times, and the nominating and corporate governance committee of the Board met five times during the last fiscal year. During 2014, each Board member attended 85% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, except for Roger Lee who had scheduling conflicts and resigned from the Board effective September 12, 2014. We encourage all of our directors and nominees for director to attend our annual meeting of the stockholders; however, attendance is not mandatory. All of the current directors who were on our Board in 2014 attended our 2014 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company’s Corporate Secretary, at 1030 East Washington Street, Indianapolis, Indiana 46202. The Company’s Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Messrs. Britto and Kapner and Ms. Thronson. None of our executive officers currently serves, or has served during the last completed year, as a member of the board or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Independence of the Board of Directors

As required under the NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Oesterle, our current Chief Executive Officer, and Ms. Hicks Bowman, our current Chief Marketing Officer.

As required under the NASDAQ Stock Market rules and regulations, our independent directors meet in independent director sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NASDAQ Stock Market rules and regulations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such appointment by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The audit committee approved all services provided by Ernst & Young LLP during the 2014 and 2013 fiscal years. The total fees paid or payable to Ernst & Young LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2014	Fiscal 2013
Audit Fees	$530,600	$471,800
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	20,000
Total Fees	$530,600	$491,800

Audit Fees

This category includes fees during the 2014 and 2013 fiscal years incurred for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements, services rendered in connection with our Form S-8, consents and other matters related to the SEC as well as our prior year acquisition of SmartHabitat, Inc. ("BrightNest").

Audit-Related Fees

For the fiscal years ended December 31, 2014 and 2013, there were no fees billed by Ernst & Young LLP for audit-related fees.

Tax Fees

For the fiscal years ended December 31, 2014 and 2013, there were no fees billed by Ernst & Young LLP for tax fees.

All Other Fees

For the fiscal year ended December 31, 2014, there were no fees billed by Ernst & Young LLP for any other professional services. For the fiscal year ended December 31, 2013, this category includes fees associated with procedures performed related to a Section 382 tax study.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. The audit committee annually reviews the audit and permissible non-audit services performed by its independent registered public accounting firm and reviews and approves the fees charged by such accounting firm. This policy is set forth in our Company’s charter of the audit committee and available on our website.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of our consolidated financial statements and concluded that they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the SEC’s proxy rules, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (sometimes referred to as “say on pay” vote). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Although this advisory vote on executive compensation is nonbinding, the Board and the compensation committee, which is comprised of independent directors, will consider the outcome of the vote when considering future executive compensation decisions.

As described in detail under the section captioned “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation program is designed to motivate our executive officers to create a successful company. We believe that our executive compensation program, with its balance of short-term cash (including base salary and performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN
ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING
COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4

APPROVAL OF THE 2015 EMPLOYEE STOCK PURCHASE PLAN

Introduction

As stockholders are being asked to approve our 2015 Employee Stock Purchase Plan, or the ESPP. The ESPP was approved by our Board of Directors in April 2015, but no shares of our common stock will be issued under the ESPP unless stockholder approval of this Proposal is obtained at the annual meeting.

The purpose of the ESPP is to provide employees with an opportunity to purchase shares at a discount by means of payroll deductions or other contributions, thereby allowing such persons the opportunity to acquire an equity interest in Angie’s List in a convenient manner. We believe that the ESPP is an important tool to attract and retain employees and promotes broad-based interest by employees in our growth and success through their equity participation.

We have reserved an aggregate of 1,755,500 shares for issuance under the ESPP, which would have represented 3% of our outstanding common stock as of March 31, 2015.

Summary of ESPP

The following is a summary of the ESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix A to this proxy statement.

Administration. The ESPP will be administered by the Compensation Committee of the Board of Directors. The compensation committee has full power to interpret the ESPP, and its decisions are final and binding upon all participants. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, although we may also grant purchase rights under the ESPP that are not intended to qualify under such Section 423 for participating subsidiaries outside of the U.S. (but which otherwise will be operated and administered in the same manner as the Section 423 component).

Eligibility. Employees of Angie’s List and its designated subsidiaries and affiliates may participate in the ESPP. However, no employee will be granted purchase rights intended to qualify under Section 423 of the Internal Revenue Code if, immediately after the grant of a right to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of our common stock. Also, employees of Angie’s List or any designated subsidiary who are citizens or residents of a non-U.S. jurisdiction will be prohibited from participating in the ESPP if participation in the ESPP in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Internal Revenue Code. The compensation committee, in its discretion, from time to time may, prior to an offering date for a particular offering and for all purchase rights to be granted on such offering date under such offering, determine that eligible employees who customarily work 20 hours or less per week or not more than 5 months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion), or have been employed by the Company for a period of less than two years, shall not be included in the ESPP or an offering. We estimate that approximately 950 employees would be currently eligible to participate in the ESPP.

Participation. In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period authorizes payroll deductions not greater than 15% of his or her compensation. No participant may accrue rights to purchase shares exceeding $25,000 in fair market value (determined as of the first day of the offering period during which such rights are granted) for each calendar year in which such rights are outstanding at any time, subject to compliance with Section 423 of the Internal Revenue Code.

Purchases. The ESPP provides for offering periods of 6 months duration and purchase periods of 6 months duration. We expect that the initial period will start, at the earliest, in November 2015, if the ESPP is approved by stockholders. The compensation committee may make a particular offering period and/or purchase period longer or shorter, provided that the change is announced before the beginning of the period to be affected, and provided further that no offering period may be longer than 27 months. At the end of each purchase period, also referred to as the purchase date, a participant’s accumulated payroll deductions are used to purchase shares. The number of shares of common stock a participant purchases on each purchase date is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by a percentage (which is expected to be 90%, but in no event will be lower than 85%) of the fair market value of common stock on (1) the first business day of the offering period or (2) the last business day of the purchase period, whichever is less. As of March 31, 2015, the closing price of our stock on NASDAQ was $5.87.
Termination of Employment. If a participant’s employment terminates for any reason, the participant’s election is deemed cancelled and the payroll deductions credited to the participant’s account will be returned without interest.
Change in Capitalization and Change in Control. In the event of a stock split or other similar event that affects the number of shares of common stock outstanding, the compensation committee may make proportionate adjustments to the number of shares of stock subject to the ESPP and the price per share of common stock. In the event of a change in control, the compensation committee will determine whether the offering period will be shortened or the ESPP will continue with regard to shares of the surviving corporation.
Amendment and Termination. The Board of Directors may terminate or amend the ESPP at any time, subject to stockholder approval of any amendment to increase the number of shares to be issued under the ESPP other than for antidilution adjustments. No amendment can be made that would decrease the purchase price to lower than 85% of the fair market value of common stock on (1) the first business day of the offering period or (2) the last business day of the purchase period.

Material U.S. Federal Income Tax Consequences

With respect to offerings of common stock intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code, under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. The foregoing is only a summary of the effect of U.S. federal income taxation upon the participant and Angie’s List with respect to the shares purchased under the ESPP, does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. country in which the participant may reside.

New Plan Benefits

As the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of contributions elected by each employee, and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual (or any group of individuals) is not determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE 2015 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 15, 2015 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each director and nominee for director;

•	each named executive officer as set forth in the Summary Compensation Table herein; and

•	all directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 15, 2015, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 58,516,677 shares of our common stock issued and outstanding on February 15, 2015. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Greater than 5% Stockholder:
TRI Investments LLC (2)	11,637,242	19.9%
T. Rowe Price Associates, Inc. (3)	7,954,810	13.6%
Weitz Investment Management, Inc. (4)	3,682,062	6.3%
Davis Selected Advisers, L.P. (5)	3,656,573	6.2%
Citadel GP LLC (6)	3,293,033	5.6%
BlackRock, Inc. (7)	3,281,020	5.6%
The Vanguard Group (8)	3,040,451	5.2%

Directors and Named Executive Officers:
Steven M. Kapner (2)	11,676,213	20.0%
John H. Chuang (2)	11,654,613	19.9%
William S. Oesterle (9)	2,279,430	3.9%
Angela R. Hicks Bowman (10)	851,794	1.5%
John W. Biddinger (11)	252,675	*
Mark Britto (12)	184,630	*
Michael S. Maurer (13)	158,653	*
J. Mark Howell (14)	153,418	*
Thomas R. Fox (15)	103,650	*
Patrick D. Brady (16)	80,025	*
Susan E. Thronson (17)	36,387	*
David B. Mullen (18)	17,550	*
Robert B. Wiseman (19)	—	*
Directors and Officers as a Group (13 persons) (20)	15,811,796	27.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2015, TRI Investments LLC was the record owner of 11,633,347 shares of our common stock as of December 31, 2014. Following the purchase transaction completed on January 15, 2015, TRI Investments LLC was the record owner of 11,637,242 shares of our common stock. TRI Ventures, Inc., as the managing member of TRI Investments LLC, may be deemed to beneficially own such shares. 11,411,920 shares are the subject of pledge agreements executed in favor of unrelated third parties to secure certain indebtedness of TRI Investments and its affiliates. Mr. Chuang and Mr. Kapner, two of our directors, are Chief Executive Officer and Managing Director, respectively, of TRI Ventures, Inc., the parent company of TRI Investments LLC and, therefore, may be deemed to share voting and dispositive power over the shares held by this entity. Mr. Chuang and Mr. Kapner disclaim beneficial ownership with respect to shares beneficially owned by TRI Investments LLC, except to the extent of their pecuniary interests therein. In addition, Mr. Chuang and Mr. Kapner hold stock options to purchase 17,371 and 38,971, respectively, shares of our common stock currently exercisable or exercisable within 60 days. The address for TRI Investments LLC is 711 Boylston Avenue, Boston, MA 02116.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2015, T. Rowe Price Associates, Inc. ("TRPA") has sole voting power with respect to 1,049,346 of such shares and sole dispositive power with respect to 7,954,810 of such shares. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for TRPA is 100 East Pratt Street, Baltimore, MD 21202.

(4)
Based on the most recently available Schedule 13G filed with the SEC on January 12, 2015, Weitz Investment Management, Inc. is the record owner of 3,682,062 shares of our common stock. The address for Weitz Investment Management, Inc. is 1125 South 103rd Street, Suite 200, Omaha, NE 68124.

(5)
Based on the most recently available Schedule 13G filed with the SEC on February 11, 2015, Davis Selected Advisers, L.P. has sole voting power with respect to 3,354,499 of such shares and no voting power with respect to 302,074 of such shares. The address for Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, AZ 85756.

(6)
Based on the most recently available Schedule 13G/A filed with the SEC on February 17, 2015, Citadel GP LLC has shared voting power and shared dispositive power with respect to 3,293,033 of such shares. The address for Citadel GP LLC is c/o Citadel LLC, 131 South Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(7)
Based on the most recently available Schedule 13G filed with the SEC on February 3, 2015, BlackRock, Inc. has sole voting power with respect to 3,178,273 of such shares and sole dispositive power with respect to 3,281,020 of such shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(8)
Based on the most recently available Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group has sole voting power with respect to 75,545 of such shares, sole dispositive power with respect to 2,970,806 of such shares and shared dispositive power with respect to 69,645 of such shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(9)	Includes stock options to purchase 306,537 shares of our common stock that are currently exercisable or exercisable within 60 days.

(10)	Includes stock options to purchase 92,578 shares of our common stock that are currently exercisable or exercisable within 60 days.

(11)	Includes stock options to purchase 158,971 shares of our common stock that are currently exercisable or exercisable within 60 days.

(12)	Includes stock options to purchase 55,595 shares of our common stock that are currently exercisable or exercisable within 60 days.

(13)	Includes stock options to purchase 40,442 shares of our common stock that are currently exercisable or exercisable within 60 days.

(14)	Consists solely of stock options to purchase 153,418 shares of our common stock that are currently exercisable or exercisable within 60 days.

(15)	Consists solely of stock options to purchase 103,650 shares of our common stock that are currently exercisable or exercisable within 60 days.

(16)	Consists solely of stock options to purchase 80,025 shares of our common stock that are currently exercisable or exercisable within 60 days.

(17)	Consists solely of stock options to purchase 36,387 shares of our common stock that are currently exercisable or exercisable within 60 days.

(18)	Consists solely of stock options to purchase 17,550 shares of our common stock that are currently exercisable or exercisable within 60 days.

(19)	Mr. Wiseman, our former Chief Technology Officer, was hired by the Company on March 19, 2014 and stepped down effective December 8, 2014.

(20)	Includes stock options to purchase 1,101,495 shares of our common stock that are currently exercisable or exercisable within 60 days.
Hedging and Margin Policy and Related Matters

Anti-Hedging/Margin Policy

Our insider trading policy provides that:

•
Covered Persons must not engage in any hedging transactions designed to hedge or speculate on any change in market value of our equity securities, sell our stock short or trade in options and other derivatives involving our stock.

•	Covered Persons must not hold our securities in a margin account.

•	Angie's List directors and executive officers may not otherwise pledge our securities.

•
Reporting Persons may pledge our securities as collateral to secure or guarantee indebtedness but must submit a quarterly report to the Committee. This report must specify the number of pledged securities as of the end of the immediately preceding fiscal quarter, the percentage of the Reporting Person’s securities pledged and the nature and amount of indebtedness secured or guaranteed, as well as such other information as the Committee may reasonably request from time to time.

•
Covered Persons are permitted to hypothecate our securities, without complying with the reporting obligations of the prior paragraph, pursuant to arrangements where there is no transfer of securities to the lender or change in title of the shares to the lender’s name or account, other than in connection with the exercise by a lender of its remedies after a default.

Covered Persons are Angie's List Workers and Reporting Persons.

Angie's List Workers include company employees, officers, directors and contractors of Angie’s List and its subsidiaries. The policy does not extend to affiliates of Angie’s List Workers.

Reporting Persons are affiliates of directors and executive officers of the Company and its subsidiaries for which such persons report beneficial ownership of our securities pursuant to U.S. federal securities laws.

Our pledging policy reflects the longstanding belief of the Board that continuing stock ownership by Angie’s List directors, executive officers, and their respective affiliates, aligns long-term interests of our directors and executive officers with the interests of our stockholders, and contributes to the our long-term success. The Board believes that permitting Covered Persons to hypothecate our equity securities in a manner consistent with this policy, rather than selling, maintains and promotes this alignment.

Pledging by an Affiliate of Certain Directors

As of the date of this proxy statement, TRI Investments LLC (“TRI”), an affiliate of Messrs. Chuang and Kapner, owned 11,647,790 shares of our common stock, of which 11,411,920 were pledged and held in a collateral account to secure an aggregate $27.5 million indebtedness. These pledges were established for the purpose of securing favorable credit terms to fund capital improvements and working capital needs for Aquent LLC, a leading global marketing firm owned by TRI.

The pledged shares represent 98.0% of TRI’s position in our shares and 19.5% of our outstanding shares. The indebtedness to which the pledges relate contain customary terms and conditions, including requirements that the ratio of the loan to the value of the collateral securing the indebtedness not exceed 50%.

The pledges are not made by the directors themselves, but by their corporate affiliate, TRI, an investment holding vehicle controlled by Messrs. Chuang and Kapner. The borrowed funds to which the pledges relate were obtained to support Aquent’s business needs. Aquent is a 29-year old operating business entity with assets and cash-flows independent of the pledged shares. The borrowed funds do not directly benefit Messrs. Chuang or Kapner, and TRI’s pledging arrangements do not shift or hedge any economic risk or secure a bet against our shares. Messrs. Chuang and Kapner have advised us that they firmly believe in our prospects and that their affiliate’s pledging arrangements align with their strong desire to continue to hold our shares rather than sell. TRI has committed to use reasonable efforts to reduce the number of shares pledged over time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4 and 5. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes, and we typically file these reports on their behalf. Based solely on the Company’s review of the copies of Section 16(a) forms it has received and written representations from certain reporting persons that no other reports were required, the Company believes that all of its executive officers, directors and greater than 10% stockholders have timely complied with all of the filing requirements applicable to them with respect to transactions during fiscal 2014, with the lone exception being a Form 4 reporting a sale of shares filed one day late for Ms. Hicks Bowman due to inadvertent administrative oversight.

DIRECTOR COMPENSATION

During 2014, our non-employee directors received the following annual compensation:

Position	Cash ($)	Equity Grants ($)
Board Chairman	20,000	—
Board Member	30,000	135,000
Audit Committee Chairman	18,000	—
Compensation Committee Chairman	10,000	—
Nominating and Corporate Governance Committee Chairman	6,000	—
Audit Committee Member	6,500	—
Compensation Committee Member	5,000	—
Nominating and Corporate Governance Committee Member	2,750	—

All non-employee directors receive cash compensation paid quarterly as set forth in the table above for services performed.

In addition, we reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in order to attend meetings of the Board or Board committees.

2014 Director Compensation

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2014. Mr. Oesterle and Ms. Hicks Bowman do not receive separate compensation for their service on the Board. See “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines” for a description of our policies regarding stock ownership and hedging by directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($) (2)(3)	Total ($)
John W. Biddinger	48,063	135,000	183,063
Mark Britto	44,375	135,000	179,375
John H. Chuang (4)	8,125	—	8,125
Steven M. Kapner	34,625	135,000	169,625
Keith J. Krach (5)	—	—	—
Roger H. Lee (6)	17,125	135,000	152,125
Michael S. Maurer	38,188	135,000	173,188
David B. Mullen (7)	18,250	135,000	153,250
Susan E. Thronson	37,375	135,000	172,375

(1)	Includes the portion of the cash compensation described above that was earned for services in 2014.

(2)
The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(3)
On the date of our 2014 annual meeting, each then-current non-employee director other than Mr. Chuang, who was appointed to replace Mr. Krach as Chairman of the Board effective May 13, 2014, received an option to purchase 28,800 shares of our common stock under our non-employee director compensation program. At December 31, 2014, each of our non-employee directors held options to purchase the following number of shares of common stock (whether vested or unvested): Biddinger, 166,171 shares; Britto, 62,795 shares; Chuang, 17,371 shares; Kapner, 46,171 shares; Maurer, 47,642 shares; Mullen, 23,400 shares; and Thronson, 43,587 shares.

(4)	Prior to Mr. Chuang's appointment as Chairman of the Board effective May 13, 2014, Mr. Chuang earned fees during 2014 for his service on the Board's Nominating and Corporate Governance Committee.

(5)	Mr. Krach served as the Chairman of the Board and was also a member of the Board's Nominating and Corporate Governance Committee during 2014 prior to his departure effective May 13, 2014.

(6)	Mr. Lee served as a member of the Board and the Board's Compensation Committee during 2014 prior to his departure effective September 12, 2014.

(7)	Mr. Mullen was appointed to the Board effective served as a member of the Board and the Board's Compensation Committee during 2014 prior to his departure effective September 12, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2014 compensation of our principal executive officer, our principal financial officer, the three executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of the end of 2014, and one former executive officer whose compensation during 2014 would have placed him among the three most highly-compensated executives (other than our principal executive officer and principal financial officer) had he been an executive officer as of December 31, 2014. These individuals were:

•	William S. Oesterle, our Chief Executive Officer (our "CEO");

•	Thomas R. Fox, our Chief Financial Officer;

•	J. Mark Howell, our Chief Operating Officer;

•	Patrick D. Brady, our President, Marketplace;

•	Angela R. Hicks Bowman, our Chief Marketing Officer; and

•	Robert B. Wiseman, our former Chief Technology Officer.

These executive officers were our named executive officers (the "Named Executive Officers" or "NEOs") for 2014.

Subsequent Senior Management Development

On April 15, 2015, we announced that Mr. Oesterle plans to step down as our CEO and as a member of our Board of Directors and that the Board has commenced a search process to identify a successor. Mr. Oesterle will continue as our CEO until his successor is appointed and will remain on our Board of Directors at least through the remainder of his current term.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2014. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in 2014 and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.

Executive Summary

We operate a national local services consumer review service and marketplace where consumers can research, shop for, and purchase local services for critical needs, such as home, health, and automotive services, as well as rate and review the providers of these services across 253 markets in the United States. Our ratings and reviews, which are available only to our members, assist our members in identifying and hiring the best provider for their local service needs.

2014 Business Highlights

In 2014, the Company produced the following financial results:

•	Revenue. We grew annual revenue by 28% to $315.0 million, an increase of $69.4 million from $245.6 million in 2013.

◦	Annual membership revenue grew by 12% to $73.1 million, an increase of $7.8 million from $65.3 million in 2013.

◦	Annual service provider revenue grew by 34% to $241.9, an increase of $61.6 million from $180.3 million in 2013.

•	Marketing Expense. We reduced our marketing cost per acquisition by 3%, from $72 in 2013 to $70 in 2014.

•	Net Loss. We improved our net loss results as we reduced our net loss for 2014 to $12.1 million, compared to a net loss of $33.0 million in 2013.

•	Profitability. We achieved profitability on a non-GAAP basis, generating Adjusted EBITDA of $4.2 million in 2014, compared to an Adjusted EBITDA loss of $18.9 million in 2013.

•	Liquid Assets. We maintained a liquid asset (cash, cash equivalents, and short-term investments) balance of $64.3 million at December 31, 2014.

A reconciliation of generally accepted accounting principles (“GAAP”) to non-GAAP financial measures is provided in Exhibit A to this Proxy Statement.

2014 Executive Compensation Actions

Consistent with our performance and compensation philosophy, the Compensation Committee approved the following actions for the Named Executive Officers related to 2014 compensation:

•
Base Salary. Increased the base salary of our CEO by 5.8% from its 2013 level and increased the base salaries of the other Named Executive Officers in amounts ranging from 3% to 5% of their 2013 levels.

•
Performance-Based Cash Bonuses. Based upon the level of achievement with respect to each corporate performance objective and its assessment of each Named Executive Officer’s individual performance objectives, approved a cash bonus for our CEO in an amount representing 39% of his target annual cash bonus opportunity and cash bonuses for the other Named Executive Officers in amounts ranging from 34% to 52% of their target annual cash bonus opportunities.

•
Equity Compensation. Continued our practice of providing long-term incentive compensation in the form of options to purchase shares of our common stock, which we believe provides the Named Executive Officers with incentives to increase our stock price over the long-term.

Executive Compensation Program Design

As we transitioned to our current status as a publicly-traded company, the Compensation Committee was mindful of our need to motivate and reward our CEO and our other executive officers to meet or exceed our short-term goals and long-term strategic objectives, while, at the same time, creating sustainable long-term value for our stockholders. Accordingly, the Compensation Committee designed our executive compensation program to:

•
Provide a majority of our executive officers’ target total direct compensation opportunity in the form of variable, “at risk” compensation. To ensure an appropriate balance of incentives between our short-term (annual) and longer-term performance and a positive relationship between our operational performance and stockholder return, we provided this compensation as a mix of a performance-based annual cash bonus opportunity and long-term incentive compensation in the form of options to purchase shares of our common stock. For 2013 and 2014, anywhere from 76% to 97% of the Named Executive Officers’ annual target total direct compensation consisted of variable, “at risk” compensation.

•
Rely on equity awards as the predominant feature of our executive officers’ target total direct compensation opportunity. In 2014, these awards were entirely in the form of options to purchase shares of our common stock. We believe that stock options provide one of the best performance incentives as our Named Executive Officers (“NEO”) derive value from these awards only if our stock price increases (which benefits all stockholders), and the Named Executive Officers remain employed with us beyond the date that their stock options vest. For 2013 and 2014, anywhere from 69% to 97% of the Named Executive Officers’ annual target total direct compensation consisted of equity awards.

To underscore the Compensation Committee’s desire to focus the Named Executive Officers’ decision-making on the creation of sustainable long-term value for our stockholders, the Compensation Committee set their 2014 target total direct compensation opportunities as follows:

Annual Cash Bonuses

Each year, we offer our executive officers the opportunity to earn cash bonuses based on a series of corporate financial and operational objectives tied to our internal operating plan to incent them to meet or exceed our annual goals. In 2014, these objectives were based on:

•	our financial goals, as measured by our revenue growth and profitability;

•	our operational objectives, as measured by our long-term growth drivers; and

•	our member growth and engagement objectives.

As in prior years, the Compensation Committee determined that this combination of performance objectives incented our executive officers to work as a team to achieve the financial, business and strategic objectives reflected in our 2014 operating plan.

The Compensation Committee sets the performance objectives for annual cash bonuses at levels that it believes are capable of achievement with meaningful effort. Typically, on a year-over-year basis, we plan for a specific growth rate with respect to certain corporate financial measures when setting target levels, after taking into account growth opportunities, our strategic initiatives and competitive market position, as well as any countervailing considerations. Therefore, unless unforeseeable or unique factors affect our business or our key markets, or if our executive officers fail to adequately plan or execute on specific initiatives, it is probable, though not certain, that the performance objectives will be achieved at target with dedicated and sustained effort. The variability inherent in our annual cash bonuses over the past three years is as follows:

Long-Term Incentive Compensation

The Compensation Committee believes that options to purchase shares of our common stock are an effective way to directly link the compensation of our executive officers to the creation of sustainable long-term value for our stockholders as the amount (if any) that an executive officer may realize from his or her options depends solely on the appreciation in value of our common stock over an extended period. We believe this result is appropriate as our stockholders also will have benefited significantly from owning our common stock.

We believe that our approach to long-term incentive compensation is in our best interests and the best interests of our stockholders for the following reasons:

•	It directly links the majority of our executive compensation to tangible financial results

◦
Our total stockholder return has been uneven in recent years. Consequently, our executive officers have yet to realize significant value from their stock options during this period, consistent with the experiences of our stockholders over the same period.

◦
Given that the stock options granted to our executive officers generally vest over a four-year period and have a 10-year term, we believe that they serve as a powerful incentive for our executive team to improve our financial performance and grow our stock price over the long-term.

•	It ensures a strong pay-for-performance alignment

◦
Our executive compensation program is designed to be “results-aligned.” Through our equity awards, when our stockholders are rewarded, our executive officers are also rewarded. Similarly, when our performance is not reflected in our stock price, our executive officers realize less value from their equity compensation.

•	It emphasizes variable, "at risk" compensation

◦	In 2014, an average of 72% of the total compensation of our executive officers was delivered in the form of stock options.

The effectiveness of this approach to long-term incentive compensation can be illustrated by assessing the “realizable” compensation over the last three years for our CEO. Realizable compensation differs from the amounts shown in the 2014 Summary Compensation Table required by the SEC and is not a substitute for that table. Realizable compensation only includes the following elements of compensation found in the 2014 Summary Compensation Table, and the valuation of certain of these elements differs as noted below:

•	Base salary for each year is equivalent to the amounts reported in the 2014 Summary Compensation Table;

•	Annual cash bonuses for each year are equivalent to the amounts reported in the 2014 Summary Compensation Table; and

•
For stock options that were granted in each year, the amount is equal to the value received upon exercise of such options or, for unexercised stock options, the value as of the end of December 31, 2014 based on the Black-Scholes-Merton pricing model (this value differs from the aggregate value reported in the 2014 Summary Compensation Table, which reports the grant date fair value of the options granted during each year).

As illustrated in the graph below, the realizable compensation for our CEO for each year is lower than his aggregate reported compensation in the 2014 Summary Compensation Table, primarily resulting from our actual stock price performance over the past three years. Specifically, the decline in our stock price during this period has directly impacted the value of his outstanding stock options as of the end of 2014. In contrast, the values included in the 2014 Summary Compensation Table for these stock options are the grant date fair values and thus do not reflect the impact of future stock price performance.

As of the end of 2014, the value of the stock options granted to our CEO since our initial public offering were significantly below (representing a 59% decline) their grant date fair values. Further, since these stock options are subject to a four-year vesting schedule, only 25% of the shares subject to these options vest each year (on the anniversary of the grant date) and, therefore, only a portion of the intrinsic value (if any) at that time can be realized by our CEO each year during the initial four years following the date of grant.

Compensation Alignment with Performance

As described in the preceding sections, the Compensation Committee has structured our incentive compensation arrangements to align with our principal financial objectives and the sustained growth of our stock price. The following charts illustrate this correlation, based on the target total direct compensation (base salary, target annual cash bonus opportunity and equity award fair value) of our CEO as approved by the Compensation Committee and reported in the Summary Compensation Table for the fiscal years ended 2012, 2013 and 2014 and our revenue and profitability growth, the key measures of our financial performance, over the same period.

The Compensation Committee designed the key elements of our CEO’s total direct compensation opportunity (as well as our overall executive compensation program) to support what it considers to be our primary objective: the creation of sustained, long-term value for our stockholders. To achieve this objective, our executive officers must execute on our financial and operational goals over time to deliver sustained revenue and earnings growth. The Compensation Committee believes that by establishing a strong relationship between absolute levels of pay and corporate performance, the compensation of our CEO and other executive officers will be sensitive to and aligned with the long-term value that is created for our stockholders.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2014, we maintained the following executive compensation policies and practices, including both policies and practices we implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do	What We Do Not Do
Compensation Committee Independence - We maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.
No Defined Benefit Retirement Programs - We do not offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to our executive officers.

Compensation Committee Advisor Independence - The Compensation Committee has the authority to engage and retain its own advisors. During 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities. Compensia performs no other services for us.
No Perquisites or Other Personal Benefits - We do not provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

Annual Advisory Vote on Executive Compensation - We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes when making compensation decisions.
No Excise Tax “Gross-Ups” or Payments - We do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

Annual Compensation Review - We support the Compensation Committee in its an annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes, and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.
No Stock Option Repricings - Our equity plan does not permit us to reprice options to purchase shares of our common stock without stockholder approval.

Emphasize Long-Term Equity Compensation - We design the equity awards granted to our executive officers to vest or be earned over one year or longer periods, which is consistent with current market practice, and better serves our long-term value creation goals and retention objectives.

“Double-Trigger” Change in Control Arrangements - Since 2013, we have required that all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they first require both a change-in-control of our Company and a qualifying termination of employment before a Named Executive Officer is eligible to receive any such payments and benefits).

Reasonable Post-Employment Compensation Arrangements - The post-employment compensation arrangements for the Named Executive Officers provide for amounts and multiples that we believe are within reasonable market norms.

Prohibitions on Hedging and Pledging - We prohibit our executive officers and members of our Board of Directors from engaging in any hedging transactions that are designed to hedge or speculate on any change in the market value of our equity securities. In addition, they are prohibited from holding our securities in a margin account or pledging our securities as collateral to secure or guarantee indebtedness.

Stock Ownership Policy - We maintain a stock ownership policy for our executive officers, including our Named Executive Officers, which requires each of them to own a specified amount of our common stock.

Compensation Recovery Policy - We have adopted a policy that provides for the recovery of incentive cash compensation from our current and former executive officers in the event of an inaccurate determination of Company performance or inaccurate financial restatements due to fraud.

Succession Planning - We support our Board of Directors in its oversight of our key executive positions and its ongoing monitoring of our succession strategy and plans for our most critical positions.

2014 Stockholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, we submitted an advisory vote proposal on the compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote) for the consideration of our stockholders. Our stockholders approved the compensation of the Named Executive Officers with approximately 97% of the votes cast in favor of the proposal.

The Compensation Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for the Named Executive Officers. The next Say-on-Pay vote on the compensation of the Named Executive Officers will take place at the 2016 Annual Meeting of Stockholders.

At our 2012 Annual Meeting of Stockholders, we submitted a proposal on the frequency of future stockholder advisory votes regarding the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the results of the Say-When-on-Pay vote, our Board of Directors has adopted a policy providing for annual Say-on-Pay votes. At the present time, we expect to hold the next Say-When-on-Pay vote at our 2018 Annual Meeting of Stockholders.

Compensation Philosophy and Objectives

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•
attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executive officers whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair and reasonable.

The principal elements of our executive compensation program simultaneously fulfill one or more of these principles and objectives.

Compensation Program Design

Our executive officers, including the Named Executive Officers, receive total compensation opportunities consisting of a combination of:

•	base salary;

•	performance-based cash bonuses; and

•	long-term incentive compensation in the form of options to purchase shares of our common stock.

We also offer limited other types of employee benefits as described below. We view each compensation element as related but distinct, and we also review the total compensation of our executive officers to ensure that our overall compensation objectives are met. The Compensation Committee determines the appropriate level for each compensation element based in part, but not exclusively, on its understanding of the market for executive talent based on the experience of its members and consistent with our recruiting and retention goals, its view of internal parity and consistency, the length of service of our executive officers, our overall performance and other considerations it deems relevant.

We believe that as the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our common stock. To this end, the Compensation Committee uses equity awards (in particular, options to purchase shares of our common stock) as a significant component of compensation as we believe that this is an effective way to tie individual compensation to the creation of stockholder value. The Compensation Committee believes equity compensation is a significant motivator in attracting employees for Internet-related and other technology companies.

Our compensation mix is designed to incentivize specific operational improvements on a year-over-year basis and motivate long-term performance through a combination of cash and equity awards. Accordingly, we strive to achieve an appropriate mix between cash and equity compensation to meet our business objectives. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

We have not adopted any formal policies for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, our executive compensation program is designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the Named Executive Officers. Compensation decisions for our CEO are made by the Compensation Committee in executive session outside the presence of our CEO.

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to determine whether they are appropriate, properly coordinated and achieve their intended purposes, and makes any modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program, or recommends changes to our Board of Directors.

In 2014, the factors considered by the Compensation Committee in determining the compensation of our executive officers included:

•	the recommendations of our CEO (except with respect to his own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	each executive officer’s responsibilities, individual contributions and sustained performance;

•	a review of the relevant competitive market data (as described below);

▪	the expected future contribution of the individual executive officer; and

▪	internal pay parity based on the impact on our business and performance.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the "Corporate Governance" section of our "Investor Relations" website at investor at investor.angieslist.com.

Role of Management

Our CEO works closely with the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our CEO recommends the structure of the annual cash incentive compensation opportunities, identifies and develops corporate and individual performance objectives for such cash incentive compensation opportunities and evaluates actual performance against the selected measures. Our CEO also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our CEO reviews the performance of our other executive officers for the previous year and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, performance-based cash bonuses and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer, as well as each individual compensation element.

While the Compensation Committee considers our CEO’s recommendations, it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determined in its sole discretion, including compensation consultants, legal counsel, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2014 were as follows:

•	conducted a review and updating of our compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and members of our Board of Directors;

•	conducted a review of our executive officers’ post-employment compensation arrangements;

•	conducted a competitive market analysis of stock ownership guidelines;

•	conducted an analysis of broad equity usage;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chairman and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee or the independent members of our Board of Directors.

Compensia reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.

In October 2013, the Compensation Committee approved a compensation peer group for use in connection with its compensation determinations and recommendations. This peer group was developed with the assistance of Compensia based on an evaluation of companies that the Compensation Committee believed are comparable to us, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

▪	the comparability of the company’s operating history;

▪	the comparability of the company’s organizational complexities and growth attributes;

▪	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

▪	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).

Based on these criteria, the Compensation Committee approved a compensation peer group consisting of 15 publicly-traded business services and related technology companies. At the time that the compensation peer group was approved, the selected companies had revenues ranging from approximately $149 million to approximately $686 million, with a median of approximately $183 million, and market capitalizations ranging from approximately $430 million to approximately $3.77 billion, with a median of approximately $1.02 billion. The companies comprising the compensation peer group were as follows:

• Bazaarvoice, Inc.	• LivePerson, Inc.
• comScore, Inc.	• Millenial Media, Inc.
• Constant Contact, Inc.	• OpenTable, Inc.
• Conversant, Inc. (formerly ValueClick, Inc.)	• HomeAway, Inc.
• Cornerstone OnDemand	• Responsys, Inc.
• DealerTrack Technologies, Inc.	• RetailMeNot, Inc.
• Demand Media, Inc.	• TravelZoo, Inc.
• Yelp Inc.

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, to ensure that we can attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, market practice, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, annually, as well as at the time of promotion or other significant changes in responsibility, and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2014, the Compensation Committee reviewed the base salaries of our executive officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee adjusted the base salaries of our executive officers largely to reflect a cost-of-living adjustment and, in the case of our CEO and Mr. Fox, to position their base salaries closer to the median of the competitive market. These base salary adjustments became effective as of January 1, 2014.

The base salaries of the Named Executive Officers for 2014 were as follows:

Named Executive Officer	2014 Base Salary	2013 Base Salary	% Increase
William S. Oesterle	$460,000	$434,900	5.8%
Thomas R. Fox	$315,000	$300,000	5.0%
J. Mark Howell	$391,400	$380,000	3.0%
Patrick D. Brady	$391,400	$380,000	3.0%
Angela R. Hicks Bowman	$372,200	$361,300	3.0%

Mr. Wiseman joined us as our Chief Technology Officer on March 19, 2014. At that time, the Compensation Committee set his annual base salary as $350,000. This amount was determined as part of the arm’s-length negotiation of the terms of Mr. Wiseman’s employment, taking into consideration his then-current base salary, a review of competitive market data, and the base salaries of our other executive officers.

The base salaries of the Named Executive Officers for 2014 are set forth in the “2014 Summary Compensation Table” herein.

Performance-Based Annual Bonuses

We use annual cash bonuses to motivate our executive officers, including the Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses are intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

At the beginning of each year, the Compensation Committee selects one or more performance measures and related target levels to be used to determine the annual cash bonuses for the year. The Compensation Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual cash bonus payment, and/or increase, reduce or eliminate the amount of cash allocated for a particular performance period.

Target Annual Cash Bonus Opportunities

In February 2014, the Compensation Committee established the target annual cash bonus opportunities of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) and the other factors described above. The Compensation Committee determined that, to maintain the competitiveness of our executive officers’ target total cash compensation opportunities, adjustments to the 2013 target annual cash bonus opportunities were necessary in some cases. The target annual cash bonus opportunities of the Named Executive Officers for 2014 were as follows:

Named Executive Officer	2014 Base Salary	Target Annual Cash Bonus Opportunity (% of Salary)	Target Annual Cash Bonus Opportunity ($)
William S. Oesterle	$460,000	80%	$368,000
Thomas R. Fox	$315,000	55%	$173,300
J. Mark Howell	$391,400	43%	$168,302
Patrick D. Brady	$391,400	40%	$156,600
Angela R. Hicks Bowman	$372,200	50%	$186,100

Bonus payments could range from 50% to 150% of each executive officer’s target annual cash bonus opportunity depending on our actual corporate performance and his or her individual performance for the year.

For purposes of our 2014 bonuses, the target annual cash bonus opportunities of our executive officers were weighted 80% on corporate performance objectives and 20% on individual performance objectives. The Compensation Committee determined this allocation to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For purposes of our 2014 annual cash bonuses, the Compensation Committee selected the following five corporate performance measures:

•	Company value index;

•	Adjusted earnings before interest, taxes, depreciation and amortization (“ Adjusted EBITDA”);

•	Number of paid households;

•	Growth-weighted adjusted average revenue per user (excluding e-commerce revenue) ("ARPU"); and

•	E-commerce revenue

With respect to the financial performance measures, “company value index” (a non-GAAP internal metric) was calculated based on our full-fiscal year key value drivers for our business, including membership and service provider revenue, renewal rates, and the cost to service a member and “adjusted EBITDA” was calculated based on our full fiscal year earnings as reflected in our audited financial statements, adjusted to exclude income tax provision, depreciation and amortization, stock-based compensation expense and interest and other income and expenses.

The operational performance measures (number of paid households, ARPU, and e-commerce revenue) are measures of our growth and engagement, which the Compensation Committee believed were the key indicators for gauging our progress during the year against our annual operating plan. In addition, the financial performance measures are important indicators of our ability to monetize our solutions and achieve profitability.

For each performance measure, the Compensation Committee established a threshold, target, and maximum performance level that would contribute to the determination of the bonus payments based on our corporate performance. The portion of the target annual cash bonus opportunities based on corporate performance was to be funded at the sum of each corporate performance measure for which we exceeded the threshold performance level. If our performance for 2014 for any measure was below the threshold performance level, a bonus amount would not be paid with respect to that measure.

Bonus payments would be made at 50% for performance meeting the threshold performance level, 100% for performance meeting the target performance level, and 150% for performance meeting the maximum performance level. For performance achievement between the threshold and target performance levels, and between the target and maximum performance levels, bonus payments were to be interpolated on a straight-line basis, up to a maximum of 150% for any measure. The Compensation Committee believed that the achievement of the target performance levels for each measure would require excellent leadership, effective leveraging and execution of our core competencies, and a clear focus on driving and achieving results throughout the year.

The threshold, target, and maximum performance levels for each of the corporate performance measures were as follows:

Corporate Performance Measure	Threshold Performance (50% Payment)	Target Performance (100% Payment)	Maximum Performance (150% Payment)
Company value index	$2,940,207,300	$3,266,897,000	$4,083,621,250
Adjusted EBITDA	$—	$4,841,000	$10,000,000
Number of paid households	3,067,813	3,229,277	3,532,829
ARPU	$70.46	$77.51	$86.12
E-commerce revenue	$42,904,600	$50,476,000	$63,095,000

Individual Performance Objectives

In addition to the corporate performance objectives, for purposes of our 2014 cash bonuses, the Compensation Committee also evaluated the individual performance of each executive officer, including each of the Named Executive Officers Individual performance objectives for each executive officer were identified at the beginning of the year in discussions with our CEO. These objectives could be quantitative or qualitative in nature, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these goals were intended to provide a set of common objectives that facilitated collaborative management and engagement, although our executive officers could also be assigned individual objectives. In the case of our CEO, his individual objectives were determined at the beginning of the year in a discussion with the Compensation Committee.

Weighting of Performance Objectives

For purposes of the 2014 bonuses, the weighting the corporate and individual performance objectives for each Named Executive Officer (other than Ms. Hicks Bowman) was as follows:

In the case of Ms. Hicks Bowman, given her role and responsibilities as our Chief Marketing Officer, the performance objectives were more heavily weighted towards our ability to increase the number of paid households for the year. In addition, ARPU was not included as a performance objective for her target annual cash bonus opportunity because this is a sales-oriented measure.

Performance Results and Bonus Decisions

In March 2015, the Compensation Committee reviewed our 2014 performance. The Compensation Committee determined that we had not met the threshold performance level for the company value index, number of paid households, and e-commerce revenue performance measures. As a result, no payments were made pursuant to these performance measures. Our actual performance with respect to each corporate performance objective and the associated level of achievement were as follows:

Corporate Performance Measure	Actual Performance	Level of Performance Achievement
Company value index	$2,821,831,058	—%
Adjusted EBITDA	$4,179,000	93%
Number of paid households	3,041,651	—%
ARPU	$74.59	79%
E-commerce revenue	$27,133,000	—%

Following the end of the year, our CEO evaluated each executive officer’s individual performance, established an attainment rating for the executive officer based on his subjective assessment of the executive officer’s effectiveness for the year, both individually and as a member of our executive team, and then submitted these ratings to the Compensation Committee for its consideration. In the case of our CEO, his individual performance was evaluated and attainment rating established by the Compensation Committee. After a review and discussion of each individual executive officer’s performance, the Compensation Committee approved the amount of each executive officer’s annual cash bonus attributable to his or her individual performance. In the case of the Named Executive Officers, their level of achievement with respect to their individual performance objectives was determined to be as follows:

Named Executive Officer	Achievement Level of Individual Performance Objectives
William S. Oesterle	33%
Thomas R. Fox	100%
J. Mark Howell	90%
Patrick D. Brady	75%
Angela R. Hicks Bowman	85%

After evaluating our level of achievement against each of the corporate performance objectives, as well as its determinations with respect to each executive officer’s individual performance for the year, the Compensation Committee determined to pay annual cash bonuses for 2014 at levels ranging from 38% to 52% of each executive officer’s target annual cash bonus opportunity. The annual cash bonuses paid to the Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity	Actual Annual Cash Bonus ($)	Actual Annual Cash Bonus (% of Target)
William S. Oesterle	$368,000	$143,667	39%
Thomas R. Fox	$173,300	$90,879	52%
J. Mark Howell	$168,300	$84,891	50%
Patrick D. Brady	$156,600	$52,680	34%
Angela R. Hicks Bowman	$186,100	$66,326	36%

Mr. Wiseman joined us as our Chief Technology Officer on March 19, 2014. At that time, the Compensation Committee set his target annual cash bonus opportunity at 50% of his annual base salary. This target bonus amount was determined as part of the arm’s-length negotiation of the terms of Mr. Wiseman’s employment, taking into consideration his then-current target total cash compensation, a review of competitive market data, and the target annual cash bonus opportunities of our other executive officers. As Mr. Wiseman’s employment ended in December 2014, he did not receive an annual cash bonus for 2014.

As part of the negotiations of his employment terms, we agreed to pay Mr. Wiseman a “sign on” bonus in the amount of $140,000, which was recoverable by us if Mr. Wiseman’s employment was terminated for “cause” by a specified date.

Long-Term Incentive Compensation
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including the Named Executive Officers, with the interest of our stockholders. We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will have a strong incentive to act to maximize long-term stockholder value. For 2014, we relied on options to purchase shares of our common stock as the principal vehicle for delivering long-term incentive compensation opportunities to our executive officers. We believe that options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price appreciates on a sustained basis following their grant date.

In determining the size of the equity awards granted to our executive officers, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), the existing equity holdings of each executive officer (including the current economic value of his or her unvested equity awards), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Ultimately, the Compensation Committee applies it subjective judgment to determine the appropriate size of each executive officer’s equity award.

Annual Equity Awards

In March 2014, the Compensation Committee granted equity awards to our executive officers, including the Named Executive Officers, in the form of options to purchase shares of our common stock. The Compensation Committee decided to grant only options to our executive officers based on its belief that increasing long-term stockholder value was an important strategic objective, and options would best link the long-term incentive compensation opportunities of our executive officers to our future stock price performance.

In determining the amount of each executive officer’s equity award, the Compensation Committee took into consideration the factors described above, including the recommendations of our CEO. The Compensation Committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The annual equity awards granted to the Named Executive Officers in 2014 were as follows:

Named Executive Officer	Stock Options Granted (number of shares)	Stock Options Granted (grant date fair value)
William S. Oesterle	377,000	$2,328,822
Thomas R. Fox	234,600	$1,449,182
J. Mark Howell	192,800	$1,190,973
Patrick D. Brady	195,100	$1,205,181
Angela R. Hicks Bowman	97,000	$599,193

These options have an exercise price of $13.13 per share, the fair market value of our common stock on the date of grant. In addition, these options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to the executive officer’s continued employment as of each vesting date.

Equity Award for Mr. Wiseman

Mr. Wiseman joined us as our Chief Technology Officer on March 19, 2014. At that time, the Compensation Committee granted him an option to purchase 190,000 shares of our common stock. The size of his equity award was determined as part of the arm’s-length negotiation of the terms of Mr. Wiseman’s employment, taking into consideration his then-current target total direct compensation, a review of competitive market data, and the equity awards granted to our other executive officers. This option had an exercise price of $13.10 per share, the fair market value of our common stock on the date of grant. In addition, this option was to vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to Mr. Wiseman’s continued employment as of each vesting date.

Additional Equity Award for Ms. Hicks Bowman

In May 2014, the Compensation Committee approved the grant of an option to purchase 125,000 shares of our common stock to Ms. Hicks Bowman. This option has an exercise price of $10.00 per share, the fair market value of our common stock on the date of grant. In addition, this option vests in four equal annual installments commencing on the first anniversary of the date of grant, subject to the executive officer’s continued employment as of each vesting date.

The Compensation Committee determined to grant this award upon the recommendation of our CEO in recognition of Ms. Hicks Bowman’s unique role and responsibilities as our founder and Chief Marketing Officer and to maintain internal parity between her and our other executive officers. In granting this award, the Compensation Committee also considered competitive market data for executives with significant marketing responsibilities and Ms. Hicks Bowman’s existing equity holdings, including the then-current economic value of her unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

Retirement and Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a pre- and post-tax basis. This plan is intended to qualify under Sections 401(a) and 501(a) of the Code so that pre-tax contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed. In addition, under the terms and conditions of the Plan which consists of a Safe Harbor election, we contribute 3% of each participant’s total contributions (which includes base salary, bonuses, and commissions, where applicable) for all eligible employees. Under the plan, all contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees; however, executive officers do not pay a premium. These benefits include health, health savings account, dental and vision benefits, and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2014, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each Named Executive Officer, other than Mr. Wiseman, who received relocation benefits.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Post-Employment Compensation Arrangements

We have entered into written agreements with certain of our executive officers, including some of the Named Executive Officers, that provide for certain payments and benefits in the event of a termination of employment under specified circumstances, including a termination of employment in connection with a change in control of the Company. Typically, these arrangements were negotiated when the applicable executive officer was hired and have terms and conditions that we believe were reasonably necessary to hire and retain these individuals in our market for executive talent.

In addition, equity awards granted to our executive officers, including the Named Executive Officers, prior to 2013 provide for accelerated vesting of the outstanding and unvested portions of such awards in the event of a change in control of the Company. In the case of the Named Executives Officers, all agreements entered into beginning in 2013 and thereafter contemplate that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company.

We believe these arrangements are reasonable because the possibility of a change in control of the Company could cause uncertainty among our executive officers and concern over the potential loss of their outstanding and unvested equity awards (which have been a significant component of their target total direct compensation) and, therefore, could result in their departure or distraction to the detriment of the Company and our stockholders. We believe that these arrangements were significant to the recruitment of these executive officers and help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value in the event of a potential transaction that could involve a change in control of the Company.

Post-Employment Compensation for Mr. Wiseman

Mr. Wiseman left his position as our Chief Operating Officer effective December 8, 2014. At that time, he transitioned to a consultant role and agreed to continue to work with us through March 2015 to assist in the orientation of his replacement. In connection with his departure, Mr. Wiseman received a cash severance payment in the amount of $288,680, representing six months’ base salary, a pro rata portion of his annual cash bonus payment for 2014, and post-employment health insurance costs. In addition, we paid him $7,000 through the end of 2014 for consulting service performed following his resignation.

For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as the estimated amounts of these payments and benefits, see “-Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders, as well as to promote our commitment to sound corporate governance. Our Board of Directors has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock.

This policy requires each of our executive officers to own and hold a minimum amount of our common stock equal to a multiple of his or her base salary. The current stock ownership levels are as follows:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	The lesser of five times base salary or 225,000 shares
Other Executive Officers	The lesser of three times base salary or 50,000 shares

These ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price.

Until an executive officer has met his or her applicable guidelines, he or she must retain at least 25% of the shares of common stock acquired through the exercise of an option or the vesting of any other equity award.

Compensation Recovery Policy

In July 2014, the Compensation Committee adopted a policy providing for the recovery of incentive cash compensation from our current and former executive officers in the event of an inaccurate determination of Company performance or inaccurate financial restatements, due to fraud, and from our executive officers in the event of a violation of a non-compete covenant. We intend to modify such policy, as necessary or appropriate, once the SEC adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Derivatives Trading, Hedging, and Pledging Policies

As further described under “Hedging and Margin Policy and Related Matters,” our insider trading policy prohibits executive officers and directors from pledging or hedging our stock.

Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer), with exceptions for compensation that qualifies as “performance-based compensation” within the meaning of the Code. The Compensation Committee does not require our executive compensation to be tax deductible, but instead balances the costs and benefits of tax deductibility against our executive compensation objectives. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that are subject to the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of share-based compensation awards.

ASC 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers, based on their fair values. ASC 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

2014 Summary Compensation Table

The following table sets forth information concerning the compensation of William S. Oesterle, our Chief Executive Officer; Thomas R. Fox, our Chief Financial Officer; Robert B. Wiseman, our former Chief Technology Officer; and the three other most highly compensated executive officers for 2014. We refer to these officers in this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
William S. Oesterle	2014	459,324	—	—	2,328,822	143,667	21,405	(3)	2,953,218
Chief Executive Officer	2013	418,881	—	—	2,089,853	374,084	24,266		2,907,084
	2012	372,839	—	—	—	339,194	24,116		736,149

Thomas R. Fox	2014	314,596	—	—	1,449,182	90,879	11,649	(4)	1,866,306
Chief Financial Officer	2013	73,846	150,000	—	2,116,210	—	94,331		2,434,387

J. Mark Howell	2014	391,093	—	—	1,190,973	84,891	18,476	(5)	1,685,433
Chief Operating Officer	2013	306,923	—	—	1,864,877	159,409	13,495		2,344,704

Patrick D. Brady	2014	391,093	—	—	1,205,181	52,680	19,476	(6)	1,668,430
President, Marketplace	2013	226,538	—	—	1,490,817	110,604	110,285		1,938,244

Angela R. Hicks Bowman	2014	371,907	—	—	1,185,699	66,326	21,214	(7)	1,645,146
Chief Marketing Officer	2013	331,602	—	—	1,117,823	159,213	24,098		1,632,736
	2012	249,204	—	—	156,940	133,311	23,793		563,248

Robert B. Wiseman	2014	254,423	140,000	—	1,173,145	—	392,571	(8)	1,960,139
Chief Technology Officer

(1)
The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(2)	Reflects the amount paid under our cash incentive program for the year based upon satisfaction of the performance criteria described under “Compensation Discussion and Analysis — 2014 Cash Bonuses.”

(3)
Represents (i) $7,800 in 401(k) matching contributions and (ii) $13,605 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us.

(4)	Represents $11,649 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us.

(5)
Represents (i) $5,871 in 401(k) matching contributions and (ii) $12,605 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us.

(6)
Represents (i) $5,871 in 401(k) matching contributions and (ii) $13,605 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us.

(7)
Represents (i) $7,800 in 401(k) matching contributions and (ii) $13,414 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us.

(8)	Mr. Wiseman was hired by the Company on March 19, 2014. Under his offer letter, Mr. Wiseman received a signing bonus of $140,000.

(9)
Represents (i) $10,427 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions paid by us, (ii) $63,579 for relocation expenses paid by us, (iii) $22,885 for payment of remaining paid time off outstanding, (iv) $288,680 for a severance payment upon Mr. Wiseman's departure from the Company effective December 8, 2014 and (v) $7,000 paid to Mr. Wiseman by the Company during 2014 for consulting services performed subsequent to his departure.

Grants of Plan-Based Awards

Non-Equity Incentive Plan Awards

The following table sets forth information concerning grants of non-equity incentive plan awards made to our named executive officers during 2014.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
William S. Oesterle	184,000	368,000	552,000
Thomas R. Fox	86,650	173,300	259,950
J. Mark Howell	84,150	168,300	252,450
Patrick D. Brady	78,300	156,600	234,900
Angela R. Hicks Bowman	93,050	186,100	279,150
Robert B. Wiseman (2)	N/A	175,000	N/A

(1)	Our non-equity incentive program is described above in “Compensation Discussion and Analysis — 2014 Cash Bonuses.”

(2)	As Mr. Wiseman departed from the Company effective December 8, 2014, he did not participate in the non-equity incentive plan program for 2014.

Equity Awards

The following table sets forth information concerning grants of equity awards made to our named executive officers during 2014.

		Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Market Value of Stock on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date
William S. Oesterle	3/11/2014	—	377,000	13.13	6.18	2,328,822
Thomas R. Fox	3/11/2014	—	234,600	13.13	6.18	1,449,182
J. Mark Howell	3/11/2014	—	192,800	13.13	6.18	1,190,973
Patrick D. Brady	3/11/2014	—	195,100	13.13	6.18	1,205,181
Angela R. Hicks Bowman	3/11/2014	—	97,000	13.13	6.18	599,193
Angela R. Hicks Bowman	5/13/2014	—	125,000	10.00	4.69	586,506
Robert B. Wiseman	3/19/2014	—	190,000	13.10	6.17	1,173,145

(1)
The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. All equity grants were made under our Amended and Restated Omnibus Incentive Plan. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2014. Other than the equity awards listed below, there were no unvested or unearned equity awards held by our named executive officers as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) - Exercisable	Numbers of Securities Underlying Unexercised Options (#) - Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
William S. Oesterle	59,466	19,822	7.6275	2/11/2021
	17,000	16,999	15.4700	2/23/2022
	53,750	161,250	19.8800	3/27/2023
	—	377,000	13.1300	3/11/2024

Thomas R. Fox	45,000	135,000	24.1600	9/24/2023
	—	234,600	13.1300	3/11/2024

J. Mark Howell	52,609	157,827	17.9900	3/3/2023
	—	192,800	13.1300	3/11/2024

Patrick D. Brady	31,250	93,750	24.4900	5/20/2023
	—	195,100	13.1300	3/11/2024

Angela R. Hicks Bowman	10,828	10,828	14.2200	5/8/2022
	28,750	86,250	19.8800	3/27/2023
	—	97,000	13.1300	3/11/2024
	—	125,000	10.0000	5/13/2024

Robert B. Wiseman	—	—	—	(2)

(1)	Except as otherwise indicated, stock options are subject to vesting in four equal annual installments from the grant date, which is ten years before the corresponding expiration date shown above.

(2)
None of Mr. Wiseman's stock options were vested at the time of his departure from the Company effective December 8, 2014. As such, Mr. Wiseman forfeited his outstanding stock options upon his departure, and he therefore did not have outstanding stock options as of December 31, 2014.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by and/or vesting of stock awards held by our named executive officers during 2014.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William S. Oesterle	—	—
Thomas R. Fox	—	—
J. Mark Howell	—	—
Patrick D. Brady	—	—
Angela R. Hicks Bowman	—	—
Robert B. Wiseman	—	—

(1)
Amounts reported represent the difference between the exercise price of the option and the closing price of our common stock on the date of exercise. There were no stock option exercises or vesting of stock awards held by our named executive officers during 2014.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments on Termination and Change in Control

We have entered into agreements with several of our named executive officers that may provide for benefits under the circumstances described below if the officer’s employment is terminated or we experience a change in control (such as a change in the beneficial ownership of our Company by more than 50% or a sale of substantially all of our assets).

Severance

Under the terms of his August 2013 offer letter, if Mr. Fox is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Fox is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Under the terms of his May 2013 offer letter, if Mr. Brady is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Brady is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Under the terms of his December 2012 offer letter, if Mr. Howell is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Howell is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Change in Control Equity Acceleration

The terms of Option Agreements for options granted during 2013 and later to our named executive officers provide for accelerated vesting if their employment is terminated as a result of a change in control. Options granted earlier to our named executive officers provided accelerated vesting upon a change in control.

The table below provides an estimate of the value of the compensation due to each of our named executive officers in the events described below, assuming that the change in control was effective on December 31, 2014, under the agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination	Change in Control Followed by Involuntary Termination
Name	Cash ($)	Cash ($)	Equity ($)(1)	Total ($)
William S. Oesterle	—	—	—	—
Thomas R. Fox	315,000	630,000	—	630,000
J. Mark Howell	391,400	782,800	—	782,800
Patrick D. Brady	391,400	782,800	—	782,800
Angela R. Hicks Bowman	—	—	—	—
Robert B. Wiseman	—	—	—	—

(1)
The value of accelerated vesting of stock options and stock awards is based on the difference between the market price at December 31, 2014 of $6.23 per share less the per share exercise prices of the stock options outstanding. While both Mr. Oesterle and Ms. Hicks Bowman held outstanding stock options at December 31, 2014 that were granted prior to 2013 and would therefore vest upon a change in control, these options were not in the money as of December 31, 2014, and the corresponding value upon a change in control is $0 for the purposes of this disclosure.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Equity compensation plans approved by security holders (1)	5,438,897	$13.09	6,416,163	(2)
Equity compensation plans not approved by security holders	—	$—	—
Total	5,438,897	$13.09	6,416,163

(1)	Includes the Amended and Restated Omnibus Incentive Plan.

(2)
On the first day of each fiscal year, through 2021, the number of shares in the reserve under the Amended and Restated Omnibus Incentive Plan will increase by an amount equal to the least of (x) 5.0% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, (y) 5,090,496 shares and (z) such lesser number of shares determined by our Board.

Risk Assessment of Compensation Programs

Our compensation committee considered an assessment of compensation-related risks for all of our personnel. Based on this assessment, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this evaluation, the compensation committee considered the key design elements of our compensation programs. For example, the compensation committee retains discretion to determine final executive cash bonus awards rather than being required to pay large awards based on any one factor. The compensation committee also believes that the equity ownership of executive officers encourages a long-term commitment and focus on sustainable performance rather than short-term risk-taking.

COMPENSATION COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2014.

This report is respectfully submitted by the members of the compensation committee set forth below:

Mark Britto, Chairman
Steven M. Kapner
Susan E. Thronson

AUDIT COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angiestlist.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Angie’s List’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence.

The audit committee met thirteen times during the fiscal year ended December 31, 2014. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee meetings include, whenever appropriate, executive sessions with Ernst & Young LLP and with our internal audit function, in each case without the presence of our management. The audit committee discussed with Ernst & Young LLP the overall scope and plans for their audits. The audit committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financial reporting, and the overall quality of our financial reporting.

Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such appointment by the stockholders.

This report is respectfully submitted by the members of the audit committee set forth below:

David B. Mullen, Chairman
John W. Biddinger
Michael S. Maurer
Susan E. Thronson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below each transaction since January 1, 2014 and each currently proposed transaction, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement which provides that certain of our investors, including entities with which certain of our directors are affiliated, are entitled to registration rights with respect to our common stock.

Vendor Relationship

During 2012, we entered into a contract with DocuSign Inc. (“DocuSign”) for the provision of electronic signature technology and digital transaction management services to facilitate electronic exchanges of contracts and signed documents. The original contract expired in 2014, and a new contract was subsequently executed with a term extending to 2017. Keith J. Krach, who retired as the Chairman of the Board in May 2014, currently serves as the Chief Executive Officer, President and Chairman of the board of directors of DocuSign. In 2014, we paid $134,000 to DocuSign.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above under this section “Certain Relationships and Related Party Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. All related party transactions described in this section were approved or ratified pursuant to the policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Angie’s List’s stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202 or (3) contact our Investor Relations department by telephone at (888) 619-2655. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The fiscal 2014 Annual Report to Stockholders, including our 2014 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to stockholders.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Angie’s List stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Chief Legal Officer & Corporate Secretary

April 30, 2015

EXHIBIT A

Reconciliation of Net Loss to Adjusted EBITDA (loss)
(unaudited) ($000)

	FY2014	FY2013
Net loss	$(12,074)	$(32,989)
Income tax expense	51	40
Interest expense, net	1,203	1,868
Depreciation and amortization	5,576	4,069
Non-cash stock-based compensation	7,889	4,064
Loss on debt extinguishment	458	—
Litigation settlement adjustment	(702)	4,000
Non-cash long-lived asset impairment charge	1,778	—
Adjusted EBITDA (loss)	$4,179	$(18,948)

APPENDIX A

ANGIE'S LIST, INC.

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan.

The purpose of this Angie’s List, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide Eligible Employees (as defined below) with an opportunity to acquire an equity interest in Angie’s List, Inc. (the “Company”) by purchasing shares of the Company’s common stock (the “Stock”) in a convenient manner. This Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2. Administration of the Plan.

a.
Committee Composition. The Plan shall be administered by the Board of Directors (the “Board”) or by a committee of the Board designated to administer this Plan (the “Committee”). Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the “Committee” hereunder. To the extent permitted by law, the Committee may delegate responsibilities for day-to-day administration of the Plan to one or more officers of the Company.

b.	Committee Responsibilities.

i.
The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

ii.
The Committee may determine the Participating Companies hereunder from time to time. A “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company. A “Subsidiary” means a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code.

Section 3. Enrollment and Participation.

a.
Offering Periods. An “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to this Section 3(a). Unless and until otherwise determined by the Committee, two Offering Periods shall commence in each calendar year on each May 1 and November 1, and each Offering Period shall consist of one Purchase Period. The Committee may change the duration of Offering Periods if such change is announced prior to the scheduled beginning of the first Offering Period to be affected; provided that no Offering Period may be longer than 27 months. An “Offering Date” means the first day of each Offering Period.

b.
Purchase Periods. A “Purchase Period” means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to this Section 3(b). Unless and until otherwise determined by the Committee, the Purchase Periods shall consist of the six-month periods commencing on each May 1 and November 1and ending on April 30 and October 31, respectively. The Committee may change the duration and timing of Purchase Periods at any time if such change is announced prior to the scheduled beginning of the first Purchase Period to be affected; provided that no Purchase Period may be longer than 27 months. A “Purchase Date” means the last day of each Purchase Period (or, if such day is not a trading day, the trading day immediately preceding such day).

c.	Eligibility and Enrollment.

i.
An “Eligible Employee” means any employee of a Participating Company; provided that the Committee, in its discretion, from time to time (i) may determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the Plan or an Offering Period and (ii) may exclude employees that fall into an excludable category as described in Section 423 of the Code and the regulations thereunder. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering Period to violate Section 423 of the Code.

ii.
Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a participant in the Plan for such Offering Period by, prior to the commencement of such Offering Period, following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. An Eligible Employee who so elects to participate in the Plan is referred to herein as a “Participant”. The Company shall establish an account on its books for each such Participant (a “Plan Account”).

d.
Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 5(a).

Section 4. Participant Contributions.

a.
Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

b.
Amount of Payroll Deductions. As part of the enrollment procedures described in Section 3(c) above, an Eligible Employee shall designate the portion of his or her Compensation (as defined below) that he or she elects to have withheld on each payday during the applicable Purchase Period for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%. For purposes of this Plan, “Compensation” means all base straight-time gross earnings, exclusive of commissions, payments for incentive compensation, bonuses, overtime, shift premium and other similar compensation, unless otherwise determined by the Committee on a uniform and nondiscriminatory basis; provided that the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

c.
Changing Withholding Rate. If a Participant wishes to increase or decrease the rate of payroll withholding to be effective for the next Purchase Period, he or she may do so, subject to the limits set forth in clause (b) above, by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. If a Participant wishes to decrease the rate of payroll withholding to be effective during an ongoing Purchase Period, he or she may do so by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time; provided that such decreased withholding rate shall be reduced to 0%.

Section 5. Withdrawal from the Plan.

a.
Withdrawal. A Participant may elect to withdraw from the Plan by following the procedures specified by the Company in the manner and by the deadline specified by the Company from time to time. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

b.
Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of the next Offering Period.

Section 6. Change in Employment Status.

a.
Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). A transfer of employment from one Participating Company to another Participating Company shall not be treated as a termination of employment.

b.
Leave of Absence. For purposes of the Plan, and to the extent consistent with Section 423 of the Code, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence approved by the Participating Company so long as the leave does not exceed three months or, if longer than three months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

c.
Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if, before the Participant’s death, it was filed with the Company in accordance with the Company’s procedures.

Section 7. Plan Accounts and Purchase of Shares.

a.
Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

b.	Purchase Price. The “Purchase Price” means the price at which Participants may purchase a share of Stock under the Plan, which unless otherwise determined by the Committee, shall be the lower of:

i.	90% of the Fair Market Value of a share of Stock on the Purchase Date; or

ii.	90% of the Fair Market Value of a share of Stock on the Offering Date (of, if the Offering Date is not a trading day, on the first trading day following the Offering Date);

provided that the “Fair Market Value” shall be equal to the closing price of the Stock on the stock exchange on the date in question or, if the foregoing provision is not applicable, then as determined by the Committee in good faith on such basis as it deems appropriate.

c.
Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Plan, unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). Subject to the limits set forth in Section 8 below, the amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased with the funds in the Participant’s Plan Account. The Committee may determine with respect to all Participants that any fractional share, as calculated under this subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

d.
Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Purchase Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

e.
Delivery of Shares. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Company which is not a brokerage firm. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the shares purchased hereunder to the Participant’s brokerage or Plan share account in a form determined by the Company. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares issued in connection with any purchase under the Plan, and instead such shares shall be recorded in the books of the brokerage firm selected by the Company or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

f.
Unused Cash Balances. Following the end of any Purchase Period, any amount remaining in the Participant’s Plan Account shall, at the discretion of the Committee, either be refunded to the Participant in cash, without interest, or be retained in the Participant’s Plan Account for the next Purchase Period but only to the extent representing the unused Purchase Price for fractional shares.

g.
Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

Section 8. Limitations on Stock Purchases Under the Plan.

a.
Share Limit. With respect to any Purchase Period, no Participant shall purchase more than 10,000 shares of Stock (or such other number of shares of Stock as may be determined by the Committee prior to the start of any Purchase Period).

b.
Dollar Limit. No Participant shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans under Section 423 of the Code of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time, as determined under Section 423 of the Code and the applicable rules and regulations thereunder. If a Participant is precluded by this subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Purchase Period ending in the next calendar year (if he or she then is an Eligible Employee).

c.
Limit on Five Percent Holders. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock and/or hold outstanding purchase rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company, determined pursuant to Section 423 of the Code.

Section 9. Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

Section 10. No Rights as an Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way any rights of the Participating Companies or of the Participant to terminate his or her employment at any time and for any reason, with or without cause.

Section 11. No Rights as a Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and issued to the Participant.

Section 12. Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

Section 13. Stock Offered Under the Plan.

a.	Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan shall be 1,755,500, subject to adjustment pursuant to Section 13(b).

b.
Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the share limitation described in Section 8(a) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

c.	Reorganizations.

i.	"Corporate Reorganization" means:

1.	The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

2.	The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

ii.
Any other provision of the Plan notwithstanding, prior to the effective time of a Corporate Reorganization, any Offering Period and Purchase Period then in progress shall terminate and shares shall be purchased pursuant to Section 7 on a date prior to such effective time as determined by the Committee in its sole discretion, unless the Plan is continued by the Company or assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

Section 14. Amendment or Discontinuance.

The Board or the Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company, and no amendment shall be made which shall allow a Purchase Price for offerings under the Plan to be less than the lower of (i) 85% of the Fair Market Value on the Offering Date or (ii) 85% of the Fair Market Value on the Purchase Date. The Committee may adopt and amend stock purchase sub-plans with respect to employees of non-U.S. Subsidiaries with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures. All such sub-plans shall be subject to the limitations on the amount of Stock that may be issued under the Plan and, except to the extent otherwise provided in such sub-plans, shall be subject to all of the provisions set forth herein but shall be considered separate offerings under the Plan.

Angie's list

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

The Board of Directors recommends a vote "FOR" all nominees listed, "FOR" the ratification of the appointment of Ernst & Young LLP, "FOR" approval of the advisory vote on named executive officer compensation, and "FOR" approval of the Employee Stock Purchase Plan.

+

1. Election of Directors:

	For	Withhold		For	Withhold
01 - John H. Chuang	☐	☐	02 - William S. Oesterle	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
4. Approval of the 2015 Employee Stock Purchase Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 3 8 0 4 6 2 +

02SFQB

Angie's list.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 8, 2015.

Vote by Internet
- Go to www.investorvote.com/ANGI
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

The Board of Directors recommends a vote "FOR" all nominees listed, "FOR" the ratification of the appointment of Ernst & Young LLP, "FOR" approval of the advisory vote on named executive officer compensation, and "FOR" approval of the Employee Stock Purchase Plan.

1. Election of Directors:

	For	Withhold
01 - John H. Chuang	☐	☐
02 - William S. Oesterle	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
4. Approval of the 2015 Employee Stock Purchase Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 2 3 8 0 4 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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